Multiband Announces Expiration of Letter of Intent with WPCS International Incorporated

Two Previously Acquired Operating Assets Unaffected By Decision

JANUARY 31, 2012 MINNEAPOLIS --(Business Wire)-- Multiband Corporation, (NASDAQ:MBND), a leading Home Service Provider (HSP) for DIRECTV and the nation's largest DIRECTV Master System Operator (MSO) for Multiple Dwelling Units (MDUs), today announced that it will allow a Letter of Intent for the remaining portion of an acquisition with WPCS International Incorporated (NASDAQ: WPCS) to expire effective February 1, 2012 as the Company believes it is not viable to conclude the transaction as originally intended given current market valuations. This will result in Multiband losing exclusivity to negotiate a purchase of the remaining business operations of WPCS. The original agreement included a provision that during the exclusivity timeframe, Multiband would not sell any of the 709,271 common shares of WPCS International it currently owned. This restriction will now be lifted as well. The terms are consistent with those detailed in the parties’ original June 2011 Letter of Intent.

James L. Mandel, CEO of Multiband, commented, “We continue to have a vested interest in the success of WPCS as a friendly shareholder and expect to work closely with them regarding any future items of mutual interest. The engineering and wireless intellectual properties that we acquired in September of 2011 have led to further opportunities to diversify our revenue stream. The main driver behind the initial acquisition was that we believed the cost to develop these capabilities would have far exceeded the $2 million purchase price besides the fact that this provided incremental benefit over and above our existing run rate.

Multiband completed the initial portion of its previously announced letter of intent (LOI) for the acquisition of the WPCS operation centers located in St. Louis, Missouri and Sarasota, Florida effective September 1, 2011. The acquired business was renamed Multiband Engineering and Wireless and is currently performing above recent pre-acquisition levels. The purchase price of this portion of the acquisition was closed for a total of $2.0 million, including $1.25 million in cash and $750,000 of the escrow amount of $1.0 million from the original LOI. The two locations have over 60 employees and Multiband began consolidating revenues from these operations effective September 1. The additional opportunities that have resulted from the acquisition of the engineering and wireless divisions include:

•	Established Multiband’s renewable energy division for wind and solar design and deployment solutions.
•	A Wireless Broadband Internet offing with connection speeds ranging from 40 Megabits per second up to 120 Megabits per second. First beta site completed and is outperforming initial design parameters. .

About WPCS International Incorporated

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The company provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com

About Multiband Corporation

Multiband Corporation (Nasdaq:MBND) is the largest nationwide DIRECTV master system operator in the Multiple Dwelling Unit (MDU) market and one of the largest full-service home service providers (HSPs), handling around 20% of all DIRECTV's installations, maintenance and upgrades for residents of single-family homes. Multiband is a full-service operator for a number of other providers within the footprint as well, offering solutions for watch, talk, surf and security, and is equipped with a retail store and an online store to strive to be a customer's "one source solution" for all electronic needs. Additionally, Multiband is a leading provider of software and integrated billing services to MDUs on a single bill, including video, voice, data and other value-added local services, both directly and through strategic arrangements. Multiband is headquartered in Minneapolis, Minn., and has offices strategically placed around the continental United States.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectation, including, but not limted to, changes in economic and market conditions, management of rowth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions and other risks noted in the Company’s SEC filings, including its Annual Report on Form 10-K for its 2010 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Company Contact

Contact: James Mandel, CEO for Multiband Corporation at (763)504-3000

Investor Contact

Cameron Donahue, Hayden IR, (651) 653-1854 or cameron@haydenir.com

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